Exhibit 99.5

May 23, 2017

VIA EMAIL AND HAND DELIVERY

Richard O’Connell, Interim Chief Executive Officer

SITO Mobile, Ltd.

100 Town Square Place

Suite 204

Jersey City, NJ 07310

With a copy to:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

County of New Castle

Dear Mr. O’Connell:

Please be advised that the board of directors of SITO Mobile, Ltd. (the “Company”), consisting of Michael Durden, Itzhak Fisher, Thomas J. Pallack, Matthew Stecker and Thomas Thekkethala (collectively, the “Incoming Directors”) and Mr. Brent Rosenthal have taken action by unanimous written consent, pursuant to which, among other things, the employment and service of each of Mr. Richard O’Connell and Mr. Lawrence Firestone (the “Former Officers”) has been terminated, and such persons have been removed as Interim Chief Executive Officer and Interim Chief Financial Officer, respectively, and from any other position that either of them may have with the Company or any subsidiary or affiliate of the Company.

We hereby request that you inform the officers and employees of the Company that the Former Officers have no legal authority with respect to the Company and that such officers and employees must refrain from taking any action upon the direction of, or otherwise take any instruction from, the Former Officers. Finally, in order to ensure that only authorized persons have access to the tangible and intangible property of the Company, we hereby request that you and every other officer and employee of the Company refrain from making available any proprietary or confidential information of the Company to the Former Officers and deny the Former Officers access to the premises of the Company henceforth.

The Incoming Directors and Mr. Rosenthal plan to visit and meet at the principal executive offices of the Company within the next week, and will be in touch the Company’s staff to schedule a specific date and time for such meeting. At such time, we expect all books and records of the Company to be made available to them.

May 23, 2017

The new members of the Board hope to work with you and the Company to ensure a smooth transition and minimal disruption to the business and operations of the Company. Please do not hesitate to contact me with any questions.

Sincerely,

/s/ Stephen D. Baksa
Stephen D. Baksa

/s/ Thomas Candelaria
Thomas Candelaria

Enclosures

Important Additional Information And Where To Find It

Messrs. Stephen D. Baksa, Thomas Candelaria and Michael Durden, ltzhak Fisher, Thomas J. Pallack, Matthew Stecker and Thomas Thekkethala (together, the “Nominees”) are deemed to be participants in a solicitation of consents from the stockholders (the “Consent Solicitation”) of SITO Mobile Ltd (the “Company”). Information regarding Mr. Baksa, Mr. Candelaria, the Nominees, and their respective interests in the Company by security holdings or otherwise can be found in the Definitive Consent Solicitation filed with the Securities and Exchange Commission (“SEC”) on May 2, 2017.

Mr. Baksa, Mr. Candelaria and the Nominees filed a definitive consent solicitation statement (the “Consent Solicitation Statement”) and accompanying GOLD consent card with the SEC in connection with the Consent Solicitation. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT SOLICITATION STATEMENT AND THE ACCOMPANYING GOLD CONSENT CARD AND OTHER DOCUMENTS FILED BY Mr. Baksa, Mr. Candelaria and the Nominees WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Consent Solicitation Statement, any amendments or supplements to the Consent Solicitation Statement, the accompanying GOLD consent card, and other documents filed by Mr. Baksa, Mr. Candelaria and the Nominees with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are available at no charge at the following website: icommaterials.com/SITO, by writing to InvestorCom, 65 Locust Avenue, Suite 302, New Canaan, CT 06840, or by calling InvestorCom at (877) 972-0090.